Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ENTERS INTO AGREEMENT TO RAISE UP TO $100 MILLION THROUGH DIRECT EQUITY INVESTMENT AND COMPLETES AMENDMENTS TO CREDIT FACILITY AND TERM LOANS; ANNOUNCES FOURTH QUARTER AND FISCAL 2010 RESULTS

NEW YORK, September 1, 2010 — K-Sea Transportation Partners L.P. (NYSE: KSP) today announced it has entered into a definitive agreement with KA First Reserve, LLC (“KA First Reserve”), a partnership between First Reserve and Kayne Anderson Capital Advisors, whereby KA First Reserve will invest up to $100 million in cash in exchange for approximately 18.4 million convertible preferred units (the “Preferred Units”).  All of the proceeds from the sale of the Preferred Units will be used to reduce outstanding indebtedness and pay fees and expenses related to the transaction. The investment is expected to close in two steps in September upon completion of all applicable closing conditions. The closing in respect of the $85 million is expected to occur in early September and the remaining $15 million is expected to close within the thirty days following clearance of Hart-Scott-Rodino review. In conjunction with the Preferred Unit investment, K-Sea has also executed amendments to its revolving credit facility and term loans; these amendments will become effective upon closing of the KA First Reserve’s initial $85 million investment.  The amendment to the revolving credit facility reduces the lenders’ commitments from $175 million to $115 million; amends the financial covenants; maintains a July 1, 2012 maturity date; and allows the Company to pay distributions subject to certain minimum financial ratios.  After applying the expected net proceeds of the $100 million Preferred Unit investment, the Company’s total funded debt as of September 1, 2010 was $279.2 million on a pro forma basis, which represents a ratio of Funded Debt to EBITDA (as defined in the revolving credit agreement) of 4.3 times fiscal year 2010 EBITDA.

The Preferred Units will have a coupon of 13.5%, with payment-in-kind distributions through the quarter ended June 30, 2012 or, if earlier, when the Company resumes cash distributions on its common units.  The Preferred Units convert on a unit-for-unit basis into common units at KA First Reserve’s option.  The Preferred Units were priced at $5.43 per unit, which represents a 10% premium to the 5-day volume weighted average price of K-Sea’s common units as of August 26, 2010. The Company will have an option to force conversion after three years if the price of K-Sea’s common units is 150% of the conversion price on average for 20 consecutive days on a volume-weighted basis.  In connection with the Preferred Unit investment, KA First Reserve will appoint three directors to the board of K-Sea’s general partner and will be granted the right to acquire a 35% interest in the entity that owns the Company’s Incentive Distribution Rights, or IDRs.  Upon closing of the first Preferred Unit investment, the Partnership’s board will be expanded from six members to nine members; KA First Reserve’s designees to join the board are Gary Reaves of First Reserve and Kevin McCarthy and Jim Baker of Kayne Anderson.

First Reserve is one of the world’s leading private equity firms in the energy industry, making both private equity and infrastructure investments throughout the energy value chain, with approximately $19 billion under management.  Kayne Anderson is a leading investment firm focused on the energy industry with approximately $10 billion under management and is the largest institutional investor in MLPs.  For more information on First Reserve and Kayne Anderson, please see the end of this press release as well as the respective companies’ websites.

The pricing grid for the amended credit facility changes only when the total funded debt to EBITDA ratio rises above 5.0 times.  It is expected that the Company’s interest cost under the revolving credit facility will rise by 50 basis points at the effective date.  Starting with the March 31, 2011 quarter, the Company will be permitted to pay distributions if a) the fixed charge coverage ratio (as defined) is at least 1.0 to 1.0 for two consecutive fiscal quarters prior to and after to giving effect to such distribution;  b) minimum liquidity, defined as unrestricted cash plus revolver availability, is at least $17.5 million immediately prior to and after giving effect to such distribution;  c) the total funded debt to EBITDA ratio is less than 5.0 times; and d) the projected fixed charge coverage ratio is equal to or greater than 1.0 times for the next twelve months and is equal or greater than 1.0 times in three of four of those quarters.

President and CEO Timothy J. Casey said, “We are very pleased with our new association with First Reserve and Kayne Anderson.  These organizations have a wealth of experience and expertise in the MLP and energy businesses.  Their decision to invest in us is a testimony to K-Sea’s leading industry position and the strength of our Company.  With our balance sheet recapitalization behind us, we will be able to focus on operations, results and new opportunities.  We remain convinced the domestic market for marine transportation of refined petroleum products will rebound significantly when demand recovers and single hull vessels leave the market permanently.”

“As we stated on our last conference call, we continue to concentrate on cost control and eliminating low-return assets.  On the latter point, we have a definitive agreement to sell two tugboats and our two oldest double-hulled barges to an international buyer, and we have a definitive agreement to sell our environment services property in Norfolk, Virginia.  Both transactions should close in the September 2010 quarter.”

“Even though our practice is not to forecast results, we would like to provide some commentary on the first quarter ending September 30, 2010.  Our results will benefit from having eight of our vessels, including five single hull units, working in the U.S. Gulf as part of the oil spill clean-up effort.  These vessels will be employed for most of the quarter.  We expect that at least one-half of the units will be off charter by the middle of September.  Also, we expect to record a modest gain on the aforementioned asset sales.”

We have reduced our overhead by approximately 13% from our run-rate 18 months ago.  We expect our general and administrative expenses to be $25 to $26 million in fiscal 2011.  We extended our labor union agreement for one year, with no increase in wages. We disposed of one tug and eight single hull barges in the fourth quarter and recorded a net gain.”

K-Sea also announced today operating results for its fourth fiscal quarter ended June 30, 2010.  The Company reported an operating loss of $0.5 million, excluding a $54.3 million write-off of goodwill and an impairment charge of $5.1 million on excess tugboats.  This represents a decrease of $8.8 million, compared to $8.3 million of operating income for the fourth fiscal quarter ended June 30, 2009.  Including the write-off of goodwill and the impairment loss, our operating loss for the quarter was $59.9 million.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of fiscal 2010 was $12.4 million, a decrease of $9.1 million, or 42%, compared to $21.5 million in the same quarter last year; and an increase of $3.3 million, or 36%, compared to $9.1 million for the March 2010 quarter.  There were two special items in the fiscal 2010 fourth quarter that impacted

EBITDA:  a $1.0 million charge for an additional insurance call previously mentioned in our financial statements; and a $0.8 million gain from the sale of assets.  Excluding these items, EBITDA was $12.6 million.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

Three Months Ended June 30, 2010

For the three months ended June 30, 2010, the Company reported an operating loss of $0.5 million, excluding the previously mentioned write-off of goodwill and impairment charge.  This represents a decrease of $8.8 million, compared to $8.3 million of operating income for the three months ended June 30, 2009.  EBITDA decreased by $9.1 million, or 42%, to $12.4 million for the three months ended June 30, 2010, compared to $21.5 million for the three months ended June 30, 2009.  EBITDA was negatively impacted by a non-recurring $1.0 million insurance charge relating to an additional insurance call by the Company’s insurance carrier. The carrier had previously announced the possibility of the call in November 2008; however, the insurance carrier did not decide to make the call until May 2010.  The decrease in EBITDA resulted mainly from a $7.3 million decline in revenue, net of voyage expenses, which is attributable to fewer working days owing to the retirement of a majority of our single-hull vessels and an overall reduction in net utilization mainly relating to expiring contracts and the need to employ vessels in the spot market.  Additionally, vessel operating expenses increased by $2.0 million as a result of the $1.0 million insurance call and $1.3 million of increased operating lease expenses mainly relating to sale leaseback transactions entered into in June 2009.

Net loss for the three months ended June 30, 2010 was $7.1 million, or $0.37 per fully diluted limited partner unit, excluding the write-off of goodwill and impairment charge.  This represents a decrease of $9.7 million compared to net income of $2.6 million, or $0.09 per fully diluted limited partner unit, for the three months ended June 30, 2009.  The decrease was primarily a result of the $8.8 million decrease in operating income.  Interest expense also increased by $1.6 million resulting from increased interest margins due to the December amendment of our revolving credit facility and a term loan.  Including the write-off of goodwill and the impairment charge, net loss for the three months ended June 30, 2010 was $66.5 million, or $3.43 per fully diluted limited partner unit.

Fiscal Year Ended June 30, 2010

For the fiscal year ended June 30, 2010, the Company reported operating income of $1.8 million, excluding a $54.3 million write-off of goodwill and a $12.6 million asset impairment charge on single-hull vessels and excess tugboats.  This compares with $36.5 million of operating income for the fiscal year ended June 30, 2009.  Including the write-off of goodwill and the asset impairment charge, the Company reported an operating loss of $65.1 million for the fiscal year ended June 30, 2010.  EBITDA decreased by $34.1 million, or 38%, to $55.5 million for the fiscal year ended June 30, 2010, compared to $89.6 million for the fiscal year ended June 30, 2009.  The decrease in EBITDA resulted from a $43.9 million decrease in revenue, net of voyage expenses, which as mentioned above, is attributable to fewer working days due to the retirement of a majority of our single-hull vessels and an overall reduction in net utilization directly relating to expiring contracts and having to employ vessels in the spot market.  This decrease was partially offset by a $6.2 million reduction in vessel operating expenses and a $2.6 million reduction in general and administrative expenses.

Net loss for the fiscal year ended June 30, 2010 was $20.5 million, or $1.08 per fully diluted limited partner unit, excluding the write-off of goodwill and impairment charges.  This represents a decrease of $34.4 million compared to net income of $13.9 million, or $0.61 per fully diluted limited partner unit, for the fiscal year ended June 30, 2009.  Including the write-off of goodwill and the impairment charges, net loss for fiscal year 2010 was $87.4 million, or $4.60 per fully diluted limited partner unit.

Earnings Conference Call

The Company has scheduled a conference call for Thursday, September 2, 2010, at 9:00 am Eastern time, to review the fiscal 2010 fourth quarter results.  Dial-in information for this call is (800) 561-2601 (Domestic) and (617) 614-3518 (International).  The Passcode is 32130709.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until September 9, 2010; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 97753009.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com.

About First Reserve Corporation

First Reserve is a leading private equity firm in the energy industry, making both private equity and infrastructure investments throughout the energy value chain.  For more than 25 years, it has invested solely in the global energy industry, and has developed an unparalleled franchise, utilizing its broad base of specialized energy industry knowledge as a competitive advantage.  The firm is currently investing its most recent fund, which closed in 2009 at approximately $9 billion.  First Reserve invests strategically across a wide range of energy industry sectors, developing a portfolio that is diversified across the energy value chain, backing talented management teams and building value by building companies.  Further information is available at www.firstreserve.com.

About Kayne Anderson Capital Advisors

Kayne Anderson Capital Advisors has engaged in alternative investing since its inception in 1984. Kayne Anderson manages approximately $10 billion in investments, principally through private investment partnerships and public closed-end funds. Kayne Anderson’s separately dedicated investment teams focus on generating returns across a variety of strategies, which include public investing in master limited partnerships and other specialized marketable securities sectors, private investing in midstream and upstream oil and gas companies, and private investing in non-energy growth equity, niche real estate and mezzanine financing. Kayne Anderson pursues investment niches where it believes its strategies and knowledge advantage enable it to identify, source and structure investment opportunities that offer attractive and sustainable returns with moderate levels of risk.  Further information is available at www.kaynecapital.com.

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, we also present EBITDA, which is a non-GAAP financial measure.

EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is presented in the table below.

Cautionary Statements

If the Company is unable to close the preferred unit investment, it could have an adverse effect on our business, operations, financial condition and liquidity, and can lead to a default on the indebtedness.  This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the closing of the direct equity investment and the terms thereof, the effectiveness of the credit facility amendments, the closing of the vessel sales, the closing of the Norfolk property sale, business outlook (including expectations regarding a rebound), compliance with debt covenants, the payment of distributions, results for the first quarter ending September 30, 2010, anticipated phase-out of single-hull vessels, expectations regarding demand for the Company’s services, equipment utilization and rate, cost-cutting efforts and our expectations regarding them, vessel utilization and rates, future earnings, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, the satisfaction of numerous conditions in the agreements relating to the direct equity investment, the credit facility amendments, the vessel sales and the Norfolk property sale, the ability to obtain antitrust clearance for the additional $15 million direct equity investment, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Voyage revenue	$61,031	$68,127	$248,092	$310,429
Other revenue	5,623	4,144	17,333	20,033
Total revenues	66,654	72,271	265,425	330,462

Voyage expenses	12,306	10,658	45,890	67,029
Vessel operating expenses	35,687	33,684	138,051	144,291
General and administrative expenses	7,015	6,961	27,238	29,806
Depreciation and amortization	18,002	13,636	64,196	53,582
Loss on acquisition of land and building	—	—	1,697	—
Net loss (gain) on disposal of vessels	(765)	(952)	(801)	(702)
Impairment of goodwill	54,300	—	54,300	—

Total operating expenses	126,545	63,987	330,571	294,006
Operating income (loss)	(59,891)	8,284	(65,146)	36,456
Interest expense, net	6,788	5,210	22,588	21,503
Other expense (income), net	(8)	422	(535)	402

Income (loss) before provision for income taxes	(66,671)	2,652	(87,199)	14,551
Provision (benefit) for income taxes	(242)	(25)	(218)	287
Net income (loss)	$(66,429)	$2,677	$(86,981)	$14,264
Less net income attributable to non-controlling interest	101	95	398	317
Net income (loss) attributable to K-Sea unitholders	$(66,530)	$2,582	$(87,379)	$13,947

General partner’s interest in net income (loss)	$(697)	$1,106	$(916)	$4,474
Limited partners’ interest in:
Net income (loss)	$(65,833)	$1,476	$(86,463)	$9,473
Net income (loss) per unit - basic	$(3.43)	$0.09	$(4.60)	$0.61
- diluted	$(3.43)	$0.09	$(4.60)	$0.61
Weighted average units outstanding - basic	19,190	15,870	18,802	15,569
- diluted	19,190	15,891	18,802	15,590

Supplemental Operating Statistics

	Three months ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Local Trade:
Average daily rate (1)	$7,483	$7,294	$7,327	$7,513
Net utilization (2)	64%	77%	74%	81%

Coastwise Trade:
Average daily rate	$14,337	$13,862	$13,340	$13,457
Net utilization	75%	85%	79%	88%

Total Fleet
Average daily rate	$12,417	$11,740	$11,391	$11,521
Net utilization	72%	82%	77%	85%

(1)	Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.
(2)	Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$(66,429)	$2,677	$(86,981)	$14,264
Adjustments to reconcile net income (loss) to EBITDA :
Depreciation and amortization	18,002	13,636	64,196	53,582
Interest expense, net	6,788	5,210	22,588	21,503
Loss on acquisition of land and building	—	—	1,697	—
Impairment of goodwill	54,300	—	54,300	—
Provision for income taxes	(242)	(25)	(218)	287

EBITDA (1)	$12,419	$21,498	$55,582	$89,636

(1) EBITDA excludes a non-recurring loss on the purchase of our waste water treatment facility in Norfolk, Viriginia and impairment of goodwill.

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	June 30,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$1,896	$1,819
Accounts receivable, net	33,206	29,819
Prepaid expenses and other current assets	20,506	17,807
Total current assets	55,608	49,445

Vessels and equipment, net	604,197	533,996
Construction in progress	730	66,882
Goodwill	—	54,300
Other assets	35,602	34,180
Total assets	$696,137	$738,803

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligations	$19,024	$16,820
Accounts payable and accrued expenses	49,327	44,373
Deferred revenue	12,005	12,476
Total current liabilities	80,356	73,669

Term loans and capital lease obligations	219,461	225,915
Credit line borrowings	144,450	140,278
Other liabilities	13,375	11,395
Deferred taxes	3,486	3,618
Total liabilities	461,128	454,875

Commitments and contingencies
Partners’ Capital	235,009	283,928
Total liabilities and partners’ captial	$696,137	$738,803